UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

Current Report

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report: October 10, 2018 (Date of earliest event reported)

Imperva, Inc.

(Exact name of Registrant as specified in its charter)

Delaware	001-35338	03-0460133
(State or other jurisdiction of incorporation)	(Commission file number)	(I.R.S. Employer Identification No.)

3400 Bridge Parkway

Redwood Shores, California 94065

(Address of principal executive offices) (Zip Code)

(650) 345-9000

(Registrant’s telephone number, including area code)

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligations of the registrant under any of the following provisions (see General Instruction A.2 below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☒	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Emerging growth company  ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

Item 1.01.	Entry into a Material Definitive Agreement.

Merger Agreement

On October 10, 2018, Imperva, Inc., a Delaware corporation (the “Company”), Imperial Purchaser, LLC, a Delaware limited liability company (“Newco”), and Imperial Merger Sub, Inc., a Delaware corporation and a wholly owned subsidiary of Newco (“Merger Sub”), entered into an Agreement and Plan of Merger (“Merger Agreement”). Pursuant to and subject to the conditions specified in the Merger Agreement, Merger Sub will merge with and into the Company, and the Company will become a wholly owned subsidiary of Newco (the “Merger”). If the Merger is completed, the Company stockholders will be entitled to receive $55.75 in cash (the “Merger Consideration”) for each share (“Share”) of the Company’s common stock owned by them as of the effective time of the Merger (the “Effective Time”).

In addition, upon the terms and subject to the conditions set forth in the Merger Agreement:

•

Each option to purchase Shares that remains outstanding as of immediately prior to the Effective Time (each, a “Company Option”) that is vested will be cancelled and converted into the right to receive an amount in cash equal to the excess of the Merger Consideration over the applicable per share exercise price of such Company Option (the “Option Consideration”). Unvested Company Options that have an exercise price that is less than the Merger Consideration per Share will be cancelled and converted into the contingent right to receive the Option Consideration following satisfaction of the underlying vesting conditions of such unvested Company Option (including all vesting schedules and acceleration provisions as in effect on the date of the Merger Agreement or as otherwise provided by the terms of the Merger Agreement). Company Options that have an exercise price that is equal to or greater than the Merger Consideration per Share will be cancelled and terminated without any cash payment or other consideration being made in respect thereof.

•

Each Company restricted stock unit award that remains outstanding as of immediately prior to the Effective Time (each, an “RSU”) that is vested will be cancelled and converted into the right to receive an amount in cash equal to the product of the (i) Merger Consideration and (ii) the number of Shares subject to such RSU (the “RSU Consideration”) less applicable withholdings. Unvested RSUs (including each unvested PRSU) will be cancelled and converted into the right to receive the RSU Consideration following satisfaction of the underlying vesting conditions of such unvested RSU (including all vesting schedules and acceleration provisions as in effect on the date of the Merger Agreement or as otherwise provided by the terms of the Merger Agreement).

•

Each RSU that is subject to performance-based vesting conditions (“PRSUs”) for which the applicable performance period is on-going as of the Effective Time, the Board of Directors of the Company (the “Board”), or a committee of the Board, will determine the level of achievement of the applicable performance metrics as of immediately prior to the Effective Time and, upon such determination, the resulting vested PRSUs and unvested PRSUs will be treated as vested RSUs and unvested RSUs pursuant to the preceding paragraphs.

The Board has unanimously determined that the transactions contemplated by the Merger Agreement, including the Merger, are fair, advisable to and in the best interests of the Company and its stockholders and approved the Merger Agreement and the transactions contemplated thereby, and unanimously resolved to recommend that the Company’s stockholders vote in favor of adoption of the Merger Agreement.

Newco and Merger Sub were formed by an affiliate of private equity investment firm Thoma Bravo, LLC (“Thoma Bravo”). Newco and Merger Sub have secured committed financing, consisting of a combination of equity to be provided by investment funds affiliated with Thoma Bravo and debt financing from Bank of America, Goldman Sachs, Citigroup and Jefferies Finance, the aggregate proceeds of which will be sufficient for Newco and Merger Sub to pay the aggregate merger consideration and all related fees and expenses. Newco and Merger Sub have committed to use their reasonable best efforts to obtain the debt financing on the terms and conditions described in the debt commitment letter entered into as of October 10, 2018. The transaction is not subject to a financing condition.

The consummation of the Merger is subject to certain conditions, including (i) adoption of the Merger Agreement by holders of a majority of the Company’s outstanding common stock, (ii) the accuracy of the Company’s, Newco’s and Merger Sub’s respective representations and warranties, subject to specified materiality and other qualifications, (iii) the expiration or termination of any waiting periods under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended and approval or clearance under the antitrust laws of specified other jurisdictions, (iv) the absence of a Company Material Adverse Effect (as defined in the Merger Agreement), and (v) other customary conditions. The dates for closing the Merger and for the Company’s special meeting of stockholders to vote on adoption of the Merger Agreement have not yet been determined.

The Merger Agreement also provides for a 45-day Go-Shop Period (as defined in the Merger Agreement), during which the Company may actively solicit alternative acquisition proposals, enter into negotiations with other parties, and terminate the Merger Agreement to enter into a Superior Proposal (as defined in the Merger Agreement), subject to the terms and conditions of the Merger Agreement. The Company is required to pay a reduced termination fee of $25 million if the Company terminates the Merger Agreement to enter into a Superior Proposal during the Go-Shop Period. If the Company terminates the Merger Agreement to enter into a Superior Proposal after the Go-Shop Period, a termination fee of $60 million applies instead. In addition, the Company is required to reimburse up to $4 million of Thoma Bravo’s transaction expenses in the event the Merger Agreement is terminated due to failure to obtain the approval of the Company’s stockholders.

The Merger Agreement also provides that Newco may terminate the Merger Agreement under certain conditions, including in the event that the Board changes its recommendation in favor of the Merger. In addition, upon termination of the Merger Agreement under other specified circumstances, Newco will be required to pay the Company a termination fee of $140 million. Thoma Bravo Fund XIII, L.P. has provided the Company with a limited guaranty in favor of the Company (the “Limited Guaranty”). In addition to the foregoing termination rights, and subject to certain limitations, the Company or Newco may terminate the Merger Agreement if the Merger is not consummated by March 9, 2019.

Simultaneously with the execution of the Merger Agreement, Newco has entered into voting agreements with the directors, executive officers and certain members of senior management of the Company. The voting agreements provide that the signatories thereto will generally vote their Shares in favor of the Merger and adoption of the Merger Agreement and vote against any Acquisition Proposal (as defined in the Merger Agreement). The voting agreements terminate on the earlier of the termination of the Merger Agreement in accordance with its terms, any reduction in the Merger Consideration and immediately following the Stockholders Meeting (as defined in the Merger Agreement).

The Merger Agreement contains customary representations, warranties and covenants of the parties. The Company has agreed to operate its business in the ordinary course and to refrain from engaging in certain activities.

The foregoing description of the Merger Agreement is only a summary, does not purport to be complete and is qualified in its entirety by reference to the Merger Agreement, a copy of which is filed as Exhibit 2.1 to this Current Report on Form 8-K (this “Current Report”) and incorporated herein by reference. The representations, warranties and covenants contained in the Merger Agreement were made only for purposes of the Merger Agreement and as of specified dates, were solely for the benefit of the parties to the Merger Agreement, and may be subject to limitations agreed upon by the contracting parties, including being qualified by confidential disclosures exchanged between the parties in connection with the execution of the Merger Agreement. The representations and warranties have been made for the purpose of allocating contractual risk between the parties to the Merger Agreement instead of establishing these matters as facts, and may be subject to standards of materiality applicable to the contracting parties which are different from “materiality” as defined under applicable securities laws. Investors should not rely on the representations, warranties and covenants or any description thereof as characterizations of the actual state of facts or condition of the Company or Newco or Merger Sub. Moreover, information concerning the subject matter of the representations, warranties and covenants may change after the Effective Time, which subsequent information may or may not be fully reflected in public disclosures.

On October 10, 2018, the Company and Thoma Bravo issued a joint press release announcing the entry into the Merger Agreement, a copy of which is attached as Exhibit 99.1.

Item 2.02	Results of Operations and Financial Condition.

On October 10, 2018, the Company issued a press release announcing certain preliminary financial results for the quarter ended September 30, 2018. A copy of the press release is attached as Exhibit 99.2 to this Current Report.

The information in Item 2.02 of this Current Report, including Exhibit 99.2, is being furnished and shall not be deemed “filed” for purposes of Section 18 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), or otherwise subject to the liabilities of that section or Sections 11 and 12(a)(2) of the Securities Act of 1933, as amended. The information in this Item 2.02 shall not be incorporated by reference in any registration statement or other document filed by the Company with the Securities and Exchange Commission, whether made before or after the date of this Current Report, regardless of any general incorporation language in such filing, except as shall be expressly set forth by specific reference in such a filing.

Forward Looking Statements

This current report on Form 8-K contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Exchange Act. Such statements are based upon current expectations that involve risks and uncertainties. Any statements contained herein that are not statements of historical facts may be deemed to be forward-looking statements. Words such as “may” and “will” and similar expressions or variations are intended to identify forward-looking statements. The Company’s actual results and the timing of certain events may differ significantly from the results discussed in the forward-looking statements. Factors that might cause or contribute to such differences include, but are not limited to, those described in the Company’s Quarterly Report on Form 10-Q for the quarter ended June 30, 2018 in the section titled “Risk Factors” and the risks discussed in our other filings with the Securities and Exchange Commission (“SEC”). The Company undertakes no intention or obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

Additional Information About the Merger

In connection with the proposed transaction, the Company will file relevant materials with the SEC, including a preliminary and definitive proxy statement. Promptly after filing the definitive proxy statement, the Company will mail the definitive proxy statement and a proxy card to the Company’s stockholders. These documents, as they may be amended or supplemented from time to time, will contain important information about the proposed transaction and the Company stockholders are urged to read them carefully when they become available. The Company stockholders will be able to obtain copies of the definitive proxy statement, the preliminary proxy statement and other relevant materials in connection with the transaction (when they become available) free of charge at the SEC’s website at www.sec.gov or at www.imperva.com/company/secfilings.

Participants in the Solicitation

Under SEC rules, the Company’s directors, executive officers and other members of management and employees may be deemed to be participants in the solicitation of proxies of the Company’s stockholders in connection with the proposed transaction. Information about the Company’s directors and executive officers and their ownership of the Company common stock is set forth in the Company’s proxy statement filed with the SEC on March 12, 2018. The proxy statement is available free of charge at the SEC’s website at www.sec.gov or at www.imperva.com/company/secfilings. Information concerning the interests of the Company’s participants in the solicitation, which may, in some cases, be different than those of the Company’s stockholders generally, will be set forth in the proxy statement relating to the transaction when it becomes available.

Item 9.01	Financial Statements and Exhibits.

(d) Exhibits

Exhibit Number	Description of Document

2.1*	Agreement and Plan of Merger, dated October 10, 2018, by and among Imperial Purchaser, LLC, Imperial Merger Sub, Inc. and Imperva, Inc.

99.1	Joint Press Release with Thoma Bravo dated October 10, 2018.

99.2	Imperva Press Release dated October 10, 2018.

* Schedules and exhibits have been omitted pursuant to Regulation S-K Item 601(b)(2). Imperva hereby undertakes to furnish supplementally copies of any of the omitted schedules and exhibits upon request by the SEC.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

IMPERVA, INC.

Date: October 10, 2018	By:	/s/ Mike Burns
Mike Burns
Chief Financial Officer